EXHIBIT 99.2

EXACTUS ONE WORLD, LLC. DIGS IN FOR INITIAL CULTIVATION OF 200-ACRES IN SOUTHWEST OREGON

Cultivating the future of the area and industry, one seedling at a time, bringing CBD from the farm to the family

DELRAY BEACH, FL / GLOBE NEWSWIRE / May 13, 2019 / Exactus Inc. (OTCQB: EXDI) (the “Company”), is intensifying its efforts to lead the industry in the hemp-derived Cannabidiol (CBD) market with the Company’s initial planting of seedlings in approximately 200 prime acres located in southwest Oregon on its Exactus One World (“EOW”) farms later this month. The Company is pleased to report the arrival of an independent fairness opinion from Scalar, LLC (“Scalar”)* highlighting EOW’s estimated enterprise value between approximately $55 million and $74 million, supporting a robust future of the growing organization.

As all seeds are not created equally, the Company secured a premium position through its relationship with Oregon CBD, purchasing a massive proprietary seed inventory before setting their sights on bringing the soil to life at the Company’s 200-acre farm known as Exactus One World (“EOW”).

Under the leadership of Emiliano Aloi, President of Exactus Inc. and Shae McInvale, Manager of Exactus One World, hundreds of thousands of seedlings are currently sprouting in our greenhouses, and the soil has been prepared for transplanting the seedlings later this month.

While unique in many ways, EOW is planting a variety of genetics and expects to yield thousands of pounds of hemp and top-quality flower per acre, and yet the bigger story may be the sense of pride and purpose the Company is returning to the community.

Emiliano Aloi stated, “We want to help strengthen the southwest Oregon community in a way that emphasizes the rich culture, resources, and climate that is so important to developing the sustainability necessary to produce a number of proprietary CBD derived products we plan to introduce from Exactus later this year.”

The Company aims to increase adoption of improved crop production technologies across the industry. Among its many activities are actions to strengthen ongoing research and enhance production techniques.

“Our goal is to generate more innovation faster than anybody else in the industry,” states Philip Young, CEO of Exactus. “We want to pioneer and transform the farming efforts within the industry while working with local farmers to develop new standards of sustainability and responsibility all the way through the value chain to finished consumable products marketed directly by us.”

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* Scalar employed traditional valuation methods including market, income, and cost valuation approaches, and relied on financial projections and forecasts prepared and provided by the Company. Link to Valuation Report available HERE.

Exactus Inc. owns 50.1% of Exactus One World.

About Exactus:
Exactus Inc., is pursuing opportunities in hemp derived Cannabidiol, which is more commonly referred to as CBD.  Industrial hemp is a type of cannabis plant containing less than 0.3% THC (tetrahydrocannabinol), which is the psychoactive component of the cannabis plant.  Industrial hemp is cultivated for the plant’s seed, fiber, and extracts.  After 40 years of prohibition, the Agricultural Improvement Act of 2018, known as the 2018 Farm Bill, legalized hemp on the federal level. Hemp production will be regulated by the United States Department of Agriculture (USDA) and the states. As a result, Hemp has generally been removed from the Controlled Substances Act (CSA) and the Drug Enforcement Administration (DEA). A potential risk of growing hemp in the United States is that the entire crop must be destroyed if it tests at a THC percentage greater than 0.3%.

For more information about Exactus: www.exactusinc.com.

Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC") on March 29, 2019 and under the heading “Risk Factors” in our Current Report on Form 8-K filed with the SEC on January 14, 2019, and in other periodic and current reports we file with the SEC.  If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor - Forward-Looking Statements
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information:
Andrew Johnson
Chief Strategy Officer
Exactus Inc.
509-999-9695
ir@exactusinc.com